EXHIBIT 10.4

AMENDMENT NO. 1 TO THE SECURITIES ESCROW AGREEMENT

This Amendment, dated as of November 23, 2009 (the “Amendment”), to the Securities Escrow Agreement, dated as of November 29, 2007 (the “Escrow Agreement”), is made by and among Camden Learning Corporation, a Delaware corporation (the “Company”), the undersigned parties (the “Initial Stockholders”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).

WHEREAS, the Company consummated its initial public offering (the “IPO”) on December 5, 2007, pursuant to an Underwriting Agreement dated November 29, 2007 between the Company and Morgan Joseph & Co. Inc., acting as representative of the several underwriters (collectively, the “Underwriters”), pursuant to which the Underwriters agreed to purchase 6,250,000 units (the “Units”) of the Company; and

WHEREAS, each Unit consists of one share of common stock, par value $0.0001 per share (the “Common Stock”), of the Company and one warrant to purchase one share of Common Stock at an exercise price of $5.50 per share; and

WHEREAS, in conjunction with the IPO, the Company issued 1,562,650 shares of restricted Common Stock (the “Escrow Shares”) to the Initial Stockholders with such Escrow Shares subject to the terms and conditions of the Securities Escrow Agreement (as amended by this Amendment); and

WHEREAS, the Company has entered into that certain Agreement and Plan of Reorganization as amended and restated in its entirety on August 11, 2009 and further amended on October 26, 2009 by Amendment No. 1 to the Amended and Restated Agreement and Plan of Reorganization (as amended, the “Merger Agreement”) pursuant to which Dlorah Subsidiary, Inc., a newly formed, wholly-owned subsidiary of the Company (“Merger Sub”), will merge with and into Dlorah, Inc., a South Dakota corporation (Dlorah, Inc., together with its divisions and subsidiaries, is referred to herein as “Dlorah”), with Dlorah surviving as a wholly-owned subsidiary of the Company, as a result of which the stockholders of Dlorah will contribute all of the outstanding capital stock of Dlorah to the Company in exchange for shares of a newly created class of common stock, common stock purchase warrants and restricted shares of the Company’s currently authorized Common Stock (the “Acquisition”); and

WHEREAS, in connection with the Acquisition, the Initial Stockholders have decided to transfer up to an aggregate of 838,772 Escrow Shares to certain stockholders of the Company; and

WHEREAS, in connection with the consummation of the Acquisition, the Initial Stockholders have agreed to cancel all 2,800,000 warrants to purchase Common Stock, at an exercise price of $5.50 per share of Common Stock owned by such Initial Stockholders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Escrow Agreement as set forth herein:

1.	Escrow Agreement.

1.1           Section 3.1.  Section 3.1 of the Escrow Agreement is hereby amended and restated in its entirety as follows:

“(a)           Upon compliance with Section 3.2 hereof, upon the effective time of the acquisition (the “Acquisition”) of 100% of the capital stock of Dlorah, Inc. (“Dlorah”) by the Company (the “Effective Time”), and regardless of whether the Initial Stockholders provide instructions directing as such, the Escrow Agent is hereby authorized to release 838,772 Escrow Shares from the accounts of Camden Learning, LLC (the “Transferred Stock”) and to irrevocably transfer the Transferred Stock, as soon as practicable following the Acquisition, to the accounts of those certain institutional or strategic investors set forth on Exhibit A attached hereto (the “Investors”).  Except as set forth above, the Escrow Agent shall hold the Escrow Shares until the termination of the Escrow Period.  The Escrow Period shall be the period beginning on the date of the certificates representing the shares are deposited with the Escrow Agent and ending on the date that is twelve (12) months following the consummation of the Acquisition.  On the termination date of the Escrow, the Escrow Agent shall, upon written instructions from the Company or the Company’s counsel, disburse each of the Initial Stockholder’s Escrow Shares to such Initial Stockholder; provided, however, that if after the Company consummates the Acquisition, it (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon consummation of such transaction, immediately release the Escrow Shares to the Initial Stockholders so they can participate.  The Escrow Agent shall have no further duties hereunder after the disbursement of the Escrow Shares in accordance with this Section 3.

(b)           The Transferred Stock released at the Effective Time shall not be subject to the Escrow Period; however, the Transferred Stock shall remain restricted pending registration pursuant to an effective registration statement filed by the Company or another exemption from the Securities Act of 1933, as amended.

(c)           At the Effective Time, the Inside Stockholder owning the Private Warrants shall have no further right, title or interest in the Private Warrants which shall be released from escrow and immediately cancelled, in whole and not in part, by the Escrow Agent (the “Cancellation”).  At such time of the Cancellation, the Private Warrants shall cease to exist.”

1.2           Section 4.3.  Section 4.3 shall be amended restated in its entirety as follows:

“Except with respect to the Transferred Stock, which shall not be subject to the Escrow Period, during the Escrow Period, no sale transfer or other disposition may be made of any or all of the Escrow Shares except (i) by gift to a member of Initial Stockholder’s immediate family or to a trust or other entity, the beneficiary of which is an Initial Stockholder or a member of an Initial Stockholder’s immediate family, (ii) by virtue of the laws of descent and distribution upon death of any Initial Stockholder, (iii) pursuant to a qualified domestic relations order, (iv) to an entity that is an Initial Stockholder, (v) to any person or entity controlling, controlled by, or under common control with, an Initial Stockholder or (vi) with respect to an Initial Stockholder who is an individual, to an entity controlled by such Initial Stockholder; provided, however, that such permitted transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter signed by the Initial Stockholder transferring the Escrow Shares. During the Escrow Period, the Initial Stockholders shall not pledge or grant a security interest in the Escrow Securities or grant a security interest in their rights under this Agreement.”

1.3           Escrow Securities.  All references to the “Escrow Securities” shall be replaced by the “Escrow Shares” which shall not include the Transferred Stock.

2.           Definitions.  Capitalized terms used but not defined herein shall have the meaning given to such term in the Escrow Agreement.

3.           Governing Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles. The parties agree that all actions and proceedings arising out of this Amendment or any of the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Amendment or the transactions contemplated hereby.

4.           Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

5.           Entire Agreement. This Amendment sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in this Amendment, provisions of the Escrow Agreement which are not inconsistent with this Amendment shall remain in full force and effect.

6.           Severability.  This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

7.           Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall constitute but one and the same instrument.

8.           Indemnity.  Notwithstanding any provision of this Amendment or the Escrow Agreement to the contrary, the Company hereby agrees to indemnify the Escrow Agent and save it harmless from and against any and all expenses, including reasonable counsel fees and disbursements, or losses incurred by the Escrow Agent in connection with any action, suit or other proceeding brought against the Escrow Agent involving any claim or potential claim, or in connection with any claim or demand, which in any way arises out of or relates to this Amendment or the Escrow Agent’s execution thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Escrow Agreement as of the date first set forth above.

CAMDEN LEARNING, LLC

By:	Camden Partners Strategic III, LLC
Title: Manager

By:	Camden Partners Strategic Manager, LLC
Title: Manager

By:	/s/ David Warnock
Name: David Warnock Title: Managing Member

By:	/s/ Therese Kreig Crane, Ed. D.
Therese Kreig Crane Ed.D

By:	/s/ Ronald Tomalis
Ronald Tomalis

By:	/s/ William Jews
William Jews

Agreed and acknowledged, this 23rd day of November, 2009:

CAMDEN LEARNING CORPORATION

By:	/s/ David Warnock
Name: David Warnock Title: President and Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Alexandra Albrecht
Name: Alexandra Albrecht Title: Vice President

MORGAN JOSEPH & CO. INC.

By:	/s/ Tina Pappas
Name: Tina Pappas Title: Managing Director